Exhibit 10.1

TERM LOAN AGREEMENT
dated as of
July 28, 2017
among
BRIXMOR OPERATING PARTNERSHIP LP
The Lenders Party Hereto
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent
PNC BANK, NATIONAL ASSOCIATION and U.S. BANK NATIONAL ASSOCIATION
as Syndication Agents
and
BANK OF MONTREAL and SUNTRUST BANK
as Documentation Agents
___________________________
WELLS FARGO SECURITIES, LLC, PNC CAPITAL MARKETS LLC and U.S. BANK NATIONAL ASSOCIATION
as Joint Bookrunners and Joint Lead Arrangers
and
BANK OF MONTREAL and SUNTRUST ROBINSON HUMPHREY INC.
as Joint Lead Arrangers

i

iv

SCHEDULES:
Schedule EGL -- Eligible Ground Leases
Schedule 2.01 -- Commitments
Schedule 3.06 -- Disclosed Matters
Schedule 3.14 -- Subsidiaries
Schedule 6.04 -- Affiliate Transactions
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- Form of Compliance Certificate
Exhibit C-1 -- U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-2 -- U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-3 -- U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit C-4 -- U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit D -- Form of Note
Exhibit E -- Form of Borrowing Request
Exhibit F - Form of Subsidiary Guaranty
Exhibit G - Form of Disbursement Instruction Agreement

TERM LOAN AGREEMENT (this “Agreement”) dated as of July 28, 2017, among BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership, the LENDERS party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
The parties hereto covenant and agree as follows:
ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“1031 Property” means any Property that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Internal Revenue Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly-Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with the Borrower or a Wholly-Owned Subsidiary in connection with the acquisition (or possible disposition) of such Property by the Borrower or a Wholly-Owned Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Internal Revenue Code.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition Asset” means any asset which has been owned for a period of less than twenty-four (24) months.
“Additional Credit Extension Amendment” means an amendment to this Agreement providing for any New Term Loans which shall be consistent with the applicable provisions of this Agreement relating to New Term Loans and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.
“Additional Subsidiary Guarantor” means any Subsidiary of the Borrower that provides a Subsidiary Guaranty in accordance with Section 5.10(a).
“Additional Subsidiary Indebtedness” means any outstanding Indebtedness of the Subsidiaries of the Borrower that own or lease Unencumbered Assets, other than Nonrecourse Indebtedness and other than Unsecured Indebtedness in an aggregate outstanding principal amount of less than $50,000,000.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder, and any successor thereto appointed pursuant to Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.
“Agent Party” has the meaning assigned to such term in Section 9.01(d).
“Agreement” has the meaning assigned to such term in the Recitals.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for purposes of this Agreement, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries or the Parent Companies from time to time concerning or relating to bribery or corruption.
“Applicable Credit Rating” means a rating assigned to the Borrower’s Index Debt by Moody’s or S&P.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum determined as set forth below.
The “Eurodollar - Applicable Rate” or the “ABR - Applicable Rate”, as the case may be, shall be determined solely by the Applicable Credit Ratings in the table below:

RATINGS LEVEL	MOODY’S/ S&P APPLICABLE CREDIT RATING	EURODOLLAR - APPLICABLE RATE	ABR‑ APPLICABLE RATE
Level I Rating	A3/A- or higher	1.50%	0.50%
Level II Rating	Baa1/BBB+	1.55%	0.55%
Level III Rating	Baa2/BBB	1.65%	0.65%
Level IV Rating	Baa3/BBB-	1.90%	0.90%
Level V Rating	Below Baa3/BBB- or unrated	2.45%	1.45%

For purposes of these clauses (i) and (ii), (A) if the Borrower has only one Applicable Credit Rating, such Applicable Credit Rating shall determine the Applicable Rate, (B) if the Borrower has two Applicable Credit Ratings and the Applicable Credit Ratings do not match, then the higher of two Applicable Credit Ratings shall determine the Applicable Rate; provided, however, that if the two Applicable Credit Ratings are more than one level apart, then the rating that is in between the two differing Applicable Credit Ratings (or, if there is more than one level in between the two ratings, the higher of such rating) shall determine the Applicable Rate, and (C) if the Applicable Credit Ratings established or deemed to have been established by the rating agencies for the Index Debt shall be changed (other than as a result of change in the rating system of any such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency and furnished to the Borrower. Each change in the Applicable Rate under this clause (b) shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If both S&P and Moody’s discontinue their ratings of the REIT industry or the Borrower, the Borrower may seek a rating of its Index Debt from another substitute rating agency reasonably satisfactory to the Administrative Agent and the Borrower. For the period from the date of such discontinuance until the earlier of (i) the date the Borrower receives a rating of its Index Debt from such new rating agency and (ii) ninety (90) days after the date of such discontinuance, the Applicable Rates shall be based on the level that was in effect immediately prior to such discontinuance and, thereafter, if no such substitute rating agency has been identified and accepted by the Administrative Agent, the Applicable Rates shall be based on a Level V Rating in the above table. To the extent applicable, the above pricing grids will be adjusted upon the receipt of such new rating from such new rating agency such that the pricing levels based on such new rating most closely correspond to the above ratings levels.
If a downgrade or discontinuance of an Applicable Credit Rating results in an increase in the Applicable Rate and if such downgrade or discontinuance is reversed within ninety (90) days thereafter, at the Borrower’s request, the Borrower shall receive a credit against interest next due to the Lenders equal to the interest differential on the Loans during such period of downgrade or discontinuance.
If an upgrade of an Applicable Credit Rating results in a decrease in the Applicable Rate and if such upgrade is reversed within ninety (90) days thereafter, the Borrower shall be required to pay an amount to the Lenders equal to the interest differential on the Loans during such period of upgrade.
Any adjustment in the Applicable Rate shall be applicable to all existing Loans.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Approved M&A Transaction” means any of the following transactions to the extent such transaction has been approved by the Required Lenders pursuant to Section 6.02: (x) a merger or consolidation of the Borrower or a Parent Entity into a Public Vehicle that would result in a Change in Control; or (y) a direct or indirect sale or transfer to a Public Vehicle of a majority of the Equity Interests in the Borrower, or a direct or indirect sale or transfer by a Parent Entity to a Public Vehicle of all of the Equity Interests in the Borrower that are owned directly or indirectly by the Parent Entity.
“Assets Under Development” means as of any date of determination, all retail real estate assets then currently under original construction or the expansion portion of any existing Operating Property under new construction, in each case which are then treated as assets under development under GAAP.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Authorized Officer” means any of the Chief Executive Officer, President, Chief Operating Officer, Executive Vice President, Financial Officer or General Counsel of the general partner of the Borrower or any other officer listed on the incumbency certificate delivered pursuant to Section 4.01(c)(iii).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Balance Sheet Cash” means all cash and Cash Equivalents, including cash and Cash Equivalents held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty and from like-kind exchanges.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such

Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Book Value” means, with respect to any asset, the book value of such asset determined in accordance with GAAP, without giving effect to depreciation but after taking into account any impairments.
“Borrower” means Brixmor Operating Partnership LP, a Delaware limited partnership.
“Borrowing” means Loans (or each portion thereof) of the same Type and Class, made, converted or continued on the same date and, in the case of Eurodollar Loans (or each portion thereof), as to which a single Interest Period is in effect.
“Borrowing Request” means a request in substantially the form of Exhibit E hereto by the Borrower for a Borrowing in accordance with Section 2.03.
“BPG” means Brixmor Property Group Inc.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditure Reserve” means, for any Operating Property, an amount equal to (A) $0.15 multiplied by (B) the number of square feet of such Operating Property.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capitalization Rate” means 6.75%.
“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Control” means: (a) for any reason whatsoever an entity other than the General Partner, the Limited Partner, another Parent Entity or any direct Wholly-Owned Subsidiary of any of the foregoing becomes the general partner of the Borrower; (b) for any reason whatsoever any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date) other than the Permitted Holders shall beneficially own a percentage of the then outstanding Equity Interests of the Parent Entity having the power, directly or indirectly, to designate (and do so designate) a majority of the board of directors (the “Voting Equity Interests”) that is more than 40% of the outstanding Voting Equity Interests of the Parent Entity; (c) during any period of 12 consecutive months, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Parent Entity (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Parent Entity was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent Entity; or (d) BPG ceases to own, directly or indirectly, at least 60% of the Equity Interests of the Borrower having the power to vote on matters relating to the management of the Borrower.
“Change in Law” the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are initial Loans or Extended Loans.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, including any New Term Loan Commitments. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Commitments is $300,000,000.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Competitor” shall mean (i) (x) any competitor of the Borrower that is engaged in the business of owning, managing and/or operating regional, neighborhood or community shopping centers and (y) which as of any date of determination has been designated by the Borrower as a “Competitor” by written notice to the Administrative Agent and the Lenders (including by posting such notice to the Electronic System) not less than ten (10) Business Days prior to such date (provided that “Competitors” shall exclude any Person that the Borrower has designated as no longer being a “Competitor” by written notice delivered to the Administrative Agent from time to time), (ii) any REIT (other than a REIT that invests primarily in mortgages) or (iii) any Affiliate of either of the foregoing that is clearly identifiable as such based solely on the similarity of its name.
“Competitor List” has the meaning assigned to such term in Section 9.04(e)(iv).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Group” means the Limited Partner and all of its subsidiaries which are consolidated with the Limited Partner for financial reporting purposes under GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within two Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit G to be executed and delivered by the Borrower pursuant to Section 4.01(c)(vi), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.
“dollars” or “$” refers to lawful money of the United States of America.
“EAT” has the meaning assigned to such term in the definition of “1031 Property”.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Persons or any other Person, providing for access to data protected by passcodes or other security systems.
“Eligible Assignee” means (i) a Lender other than a Defaulting Lender or any Affiliate or Approved Fund thereof; (ii) a commercial bank having total assets in excess of $2,500,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $300,000,000 or is otherwise reasonably acceptable to the Administrative Agent. For the avoidance of doubt, no Ineligible Institution is an Eligible Assignee.
“Eligible Ground Lease” means each ground lease existing on the date of this Agreement and listed on Schedule EGL and each ground lease entered into or acquired after the date hereof that would constitute a financeable ground lease to a prudent institutional lender in the business of making commercial real estate loans and, accordingly, provide customary protections for a potential leasehold mortgagee including a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years from the Effective Date.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure to meet the minimum funding standards of Section 303 of ERISA or Section 430 of ERISA; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in endangered or critical status, or insolvent or in reorganization, within the meaning of Title I or IV of ERISA, as applicable.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or (g), and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Excluded Unencumbered Assets” has the meaning assigned to such term in Section 5.10(a).
‘Existing Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement dated as of July 25, 2016 among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Existing Loan Facility” has the meaning assigned to such term in Section 2.22.
“Extended Loan” has the meaning assigned to such term in Section 2.22.

“Extending Lender” has the meaning assigned to such term in Section 2.22.
“Extension” has the meaning assigned to such term in Section 2.22.
“Extension Election” has the meaning assigned to such term in Section 2.22.
“Extension Request” has the meaning assigned to such term in Section 2.22.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.
“Financial Covenants” means the financial covenants set forth in Section 6.01.
“Financial Officer” means the chief financial officer or principal accounting officer of the general partner of the Borrower.
“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).
“First Mortgage Receivables” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, and in each case, which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent financial covenant compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Ownership Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.
“Fixed Charges” means, for any period, the sum of (i) Total Interest Expense, (ii) all scheduled principal payments due on account of Total Outstanding Indebtedness (excluding balloon payments) and (iii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group, but excluding (x) redemption payments or repurchases or charges in connection with the final redemption or repurchase in whole of any class of preferred stock or preferred operating partnership units and (y) catch-up dividend payments with respect to accrued payments that were included in Fixed Charges for a prior period.
“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” means Brixmor OP GP LLC, a Delaware limited liability company.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranties” means, collectively, any Subsidiary Guaranty (and each individually, a “Guaranty”).
“Guarantors” means, subject to release as provided in Section 5.10(b), any Additional Subsidiary Guarantor, if it provides a Subsidiary Guaranty pursuant to Section 5.10(a).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.
“Increased Amount Date” has the meaning assigned to such term in Section 2.04.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is personally liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except any Indebtedness to the extent that any such Person is not personally liable therefore pursuant to the terms of any such Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) a Competitor.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Rate” means the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, owns any Equity Interests, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
“Investment Grade Rating” means an Applicable Credit Rating of Baa3 or better from Moody’s or BBB- or better from S&P.
“IRS” means the United States Internal Revenue Service.
“Joint Lead Arrangers” means Bank of Montreal and SunTrust Robinson Humphrey Inc., as Joint Lead Arrangers under this Agreement.
“Joint Lead Arrangers/Joint Bookrunners” means Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bank National Association, as Joint Lead Arrangers and Joint Bookrunners under this Agreement.
“Land” means any undeveloped land parcel, whether owned or ground-leased.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.04 or an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; and provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate. In the event that the LIBO Screen Rate is not available at such time for such Interest Period and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate, the “LIBO Rate” shall be determined by reference to the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“LIBO Screen Rate” means, for any day and time with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement except for any portion of the Loans outstanding on the date hereof identified by the Borrower to the Administrative Agent in writing as being subject to a Swap Agreement between the Borrower and a Lender or an Affiliate of a Lender that provides a hedge against fluctuations in interest rates in respect of such Loans and has not elected the “zero interest rate method”.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Partner” means BPG Subsidiary Inc., a Delaware corporation.
“Loan Documents” means this Agreement, including without limitation, schedules and exhibits hereto, the Notes (if any), the Guaranties, and any other agreements entered into in connection herewith or therewith, including any amendments, modifications or supplements hereto or thereto or waivers hereof or thereof.
“Loan Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans.
“Loan Extension Amendment” has the meaning assigned to such term in Section 2.22.
“Loan Parties” means the Borrower and the Guarantors.
“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01 of this Agreement, and any New Term Loans made pursuant to Section 2.04 of this Agreement.
“Major Acquisition” means (a) a single transaction for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another person) by one or more of Borrower and its Subsidiaries of properties or assets of a person for a gross purchase price equal to or in excess of 10% of Total Asset Value (as determined pursuant to the most recently delivered compliance certificate, and without giving effect to adjustments to Total Asset Value in relation to such acquisition) or (b) one or more transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another person) by one or more of the Borrower and its Subsidiaries of properties or assets of one or more persons in any two consecutive fiscal quarters for an aggregate gross purchase price equal to or in excess of 10% of Total Asset Value (as determined pursuant to the most recently delivered compliance certificate, and without giving effect to adjustments to Total Asset Value in relation to such acquisitions).
“Management Fees” means, collectively, all fees and income earned by the Borrower and its Subsidiaries for the applicable period in connection with the management, development, and operations of a property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.
“Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower and its Subsidiaries taken as a whole to perform any of its obligations under any Loan Document or (c) a material adverse effect on the validity or enforceability of any of the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans and Nonrecourse Indebtedness), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiaries” means any Additional Subsidiary Guarantor and any other Subsidiary of the Borrower to which more than 5% of Total Asset Value is attributable.
“Maturity Date” means July 26, 2024.
“Mezzanine Debt Investments” means any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, or other equity owners of such entities, which real estate has a value in excess of the sum of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, plus any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent financial covenant compliance certificate; provided, however, that any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Negative Pledge” means a provision of any document, instrument or agreement (including any charter, by-laws or other organizational documents), other than this Agreement or any other Loan Document, that prohibits, restricts or limits, or purports to prohibit, restrict or limit, the creation or assumption of any Lien on any assets of a Person as security for the Indebtedness of such Person or any other Person, or entitles another Person to obtain or claim the benefit of a Lien on any assets of such Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.
“Net Operating Income” means, with respect to any Operating Property for any period, as determined in accordance with GAAP, an amount equal to (i) the aggregate rental income and other revenues from the operation of such Operating Property, including from straight-lined rent and amortization of above or below market leases minus (ii) all expenses and charges incurred in connection with the operation of such Operating Property (including, without limitation, real estate taxes, management fees (at an assumed amount equal to two percent (2%) of the aggregate base rent and percentage rent (net of provisions for doubtful accounts) due and payable under leases with tenants at such Operating Property), provisions for doubtful accounts and rent under ground leases); but, for the avoidance of doubt, excluding the payment of or provision for debt service charges, income taxes, capital expenses, acquisition costs for consummated acquisitions, depreciation, amortization, allocations of general overhead expenses, property management fees, and other non-cash expenses.
“New Term Loan Commitments” has the meaning assigned to such term in Section 2.04.
“New Term Loan Lender” has the meaning assigned to such term in Section 2.04.
“New Term Loan” has the meaning assigned to such term in Section 2.04.
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money (or the portion thereof) in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, bankruptcy, insolvency, receivership or other similar events and other similar exceptions to recourse liability until a claim is made with respect thereto, and then in the event of any such claim, only a portion of such Indebtedness in an amount equal to the amount of such claim shall no longer constitute “Nonrecourse Indebtedness” for the period that such portion is subject to such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Non-Stabilized Project” means, as of any date of determination, any Operating Property (other than an Acquisition Asset or an Asset Under Development) for which (i) Net Operating Income for the most recently ended period of twelve (12) months for which the Borrower has reported financial results pursuant to Section 5.01 divided by the then-current Book Value of such Operating Property is less than the Capitalization Rate and (ii) the Borrower has elected by written notice to the Administrative Agent that such Operating Property be treated as a Non-Stabilized Property. Any such Operating Property may continue to be treated as a Non-Stabilized Property for up to twenty-four (24) months from the Effective Date or such later date on which such Operating Property becomes a Non-Stabilized Property.
“Non-Wholly-Owned Subsidiary” means any Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary of the Borrower.
“Notes” means any promissory notes executed by the Borrower to evidence the Obligations in accordance with Section 2.10(e).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a Federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.
“Operating Property” means any real estate asset owned or ground leased by any member of the Consolidated Group or any Investment Affiliate which at any time (i) is an income producing property in operating condition and in respect of which no material part thereof has been (a) damaged by fire or other casualty (unless such damage has been repaired) or (b) condemned (unless the remaining portion of such property has been restored), and (ii) is a retail property.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight Federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Ownership Share” means (a) with respect to any member of the Consolidated Group other than a Non-Wholly Owned Subsidiary, 100%, (b) with respect to any Non-Wholly-Owned Subsidiary, the percentage of the issued and outstanding Equity Interests in such Non-Wholly-Owned Subsidiary held by the Consolidated Group, and (c) with respect to any Investment Affiliate, the percentage of the total Equity Interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding Equity Interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total Book Value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness and other claims that would have priority in such a liquidation of such Investment Affiliate.
“Parent Companies” means the Limited Partner, the General Partner and BPG.
“Parent Entity” means BPG, the Limited Partner or any other Person holding, directly or indirectly, a majority of the Equity Interests in the Borrower.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Payment in Full” means the occurrence of all of the following conditions: (i) all Commitments have been terminated, and (ii) the principal of and interest on each Loan and all fees and other Obligations payable under the Loan Documents have been paid in full (other than indemnities and other contingent Obligations not then due and payable and as to which no claim has been made).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b)    Statutory Liens of carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days, (ii) are being contested or bonded over in compliance with Section 5.04, (iii) relate to tenant improvements and with respect to which the applicable Subsidiary Guarantor is diligently enforcing its rights under a tenant lease to have removed by the applicable tenant, or (iv) if not resolved in favor of the applicable Subsidiary Guarantor, is not reasonably likely to result in a material impairment of the value of the asset subject to such Lien;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k); and

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Holders” means any of the following: Blackstone Real Estate Holdings VI L.P., Blackstone Real Estate Partners (AIV) VI L.P., Blackstone Real Estate Partners VI.F L.P., Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners VI. TE.1 L.P., Blackstone Real Estate Partners VI. TE.2 L.P., Blackstone Retail Principal Transaction Partners L.P., Blackstone Retail Principal Transaction Partners CP L.P., Blackstone Retail Transaction II Holdco L.P., BRE Throne JV Member LLC, BRE Southeast Retail Holdings LLC, BRE Retail Holdco L.P., Blackstone Retail Transaction II Holdco L.P., any Affiliate of the foregoing and any “group” within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Effective Date that includes any of the foregoing.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association (or any replacement Administrative Agent) as its prime rate in effect at its principal office (or the principal office of any such replacement Administrative Agent); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro-Rata Share” means, with respect to any Lender, the percentage of the total Loan Exposure and unused Commitments represented by such Lender’s Loan Exposure and unused Commitments.
“Public Vehicle” means a Person whose Equity Interests are listed on a nationally-recognized stock exchange in the United States, or a Wholly-Owned Subsidiary or an operating partnership of such Person.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of §856, et. seq. of the Code or any successor provisions.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Loan Exposures and unused Commitments representing more than 50% of the sum of the total Loan Exposures and unused Commitments at such time; provided that, in the event any of the Lenders shall be a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, “Required Lenders” means Lenders (excluding all Defaulting Lenders) having Loan Exposures and unused Commitments representing more than 50% of the sum of the total Loan Exposures and unused Commitments of such Lenders (excluding all Defaulting Lenders) at such time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
“S&P” means S&P Global Ratings, or any successor thereto.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, currently limited to Cuba, Iran, North Korea, Sudan, Syria and the territory of Crimea.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the

European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person fifty percent (50%) or more owned by any such Person or Persons.
“SEC” means the Securities and Exchange Commission of the United State of America.
“Secured Indebtedness” means all Indebtedness of any Person that is secured by a Lien on any asset of such Person.
“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair saleable value of its assets on a going concern basis is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of its assets on a going concern basis is greater than the probable liability on its existing debts as such debts become absolute and matured; (c) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature in the ordinary course of business; and (d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
“Stabilized Project” means an Operating Property which is not (i) an Acquisition Asset, (ii) an Asset Under Development or (iii) a Non-Stabilized Project.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty” means, collectively any Guaranty in substantially the form of Exhibit F that may be executed and delivered after the Effective Date by an Additional Subsidiary Guarantor in accordance with Section 5.10(a).
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Asset Value” means, as of any date, an amount equal to the sum of the following for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):
(a)    the Total Capitalization Value as of such date, plus

(b)    the then-current Book Value of Land, plus

(c)    the then-current Book Value of Assets Under Development, plus

(d)    the value of Non-Stabilized Projects, as determined individually for each Non-Stabilized Project, at the then-current Book Value thereof, plus

(e)    the value of Mezzanine Debt Investments that are not more than ninety (90) days past due determined in accordance with GAAP, plus

(f)    the then-current value under GAAP of all First Mortgage Receivables;

provided that, notwithstanding anything to the contrary herein, the aggregate contributions to Total Asset Value from categories (c), (d) and (e) above shall not exceed 35% of Total Asset Value (and any amount in excess of such limitation shall be excluded from the calculation of Total Asset Value).
“Total Capitalization Value” means, as of any date, without duplication, an amount equal to the sum of the following for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):
(a)    the Ownership Share of Net Operating Income from Stabilized Projects of the Consolidated Group for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, and divided by the Capitalization Rate, plus

(b)    the Ownership Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, and divided by the Capitalization Rate, plus

(c)    the amount of Management Fees received by the Consolidated Group for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, and divided by the Capitalization Rate, provided that the amount added to Total Capitalization Value pursuant to this clause (c) shall not exceed 5% of the Total Capitalization Value, plus

(d)    Acquisition Assets valued at the higher of their capitalization value (so long as owned for at least six (6) months) or acquisition cost, such capitalization value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized, by (y) the Capitalization Rate.

“Total Interest Expense” means, for any period, without duplication, the sum of (a) the Ownership Share of interest expense, determined on a notional basis, of the Consolidated Group for such period attributable to Total Outstanding Indebtedness (without taking into account (A) gains or losses on early retirement of debt, (B) any commitment, upfront, arrangement, structuring or similar financing fees or premiums (including redemption and prepayment premiums) or original issue discount, (C) any cash costs associated with obtaining hedging arrangements or any breakage thereof, (D) any deferred financing costs or (E) any debt modification charges) during such period plus (b) the Ownership Share of any interest expense of the type described in clause (a), determined on a notional basis, of any Investment Affiliate, for such period, whether recourse or non-recourse.
“Total Net Operating Income” means for the Consolidated Group and all Investment Affiliates for any period, as determined in accordance with GAAP, an amount equal to (i) the aggregate rental income and other revenues from the operation of all real estate assets, including from straight-lined rent and amortization of above or below market leases minus (ii) all expenses and other charges incurred in connection with the operation of such real estate assets (including, without limitation, real estate taxes, management fees, provisions for doubtful accounts and rent under ground leases); but, for the avoidance of doubt, excluding the payment of or provision for debt service charges, income taxes, capital expenses, and depreciation, amortization, and other non-cash expenses.
“Total Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the Ownership Share of all Indebtedness of the Consolidated Group outstanding at such date, determined on a notional basis, plus (b) the applicable Ownership Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.
“Total Secured Indebtedness” means, as of any date of determination, without duplication, the sum of (a) the aggregate principal amount of that portion of the Total Outstanding Indebtedness that is Secured Indebtedness, without regard to recourse (it being understood that any Secured Indebtedness that is guaranteed on an unsecured basis by any member of the Consolidated Group shall in any event be treated as Secured Indebtedness), plus (b) the aggregate principal amount of any Unsecured Indebtedness of a Subsidiary of the Borrower that is to be treated as Secured Indebtedness in accordance with Section 5.10(a).
“Total Unsecured Indebtedness” means, as of any date of determination, without duplication, the aggregate principal amount of that portion of the Total Outstanding Indebtedness that is Unsecured Indebtedness, without regard to recourse (it being understood that any Secured Indebtedness that is guaranteed on an unsecured basis by any member of the Consolidated Group shall in any event be treated as Secured Indebtedness), including without limitation all the outstanding Indebtedness under this Agreement as of such date.
“Transactions” means the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unencumbered Asset” means any Acquisition Asset, Land, Operating Property and any Asset Under Development located in the United States which, as of any date of determination:
(a)    100% of which is owned directly or indirectly in fee simple, in a condominium structure or ground leased (under an Eligible Ground Lease) by the Borrower or any Subsidiary that is a Wholly-Owned Subsidiary; and
(b)    is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any subsidiary, any Negative Pledge clause, or any “equal and ratable” clause or similar provision that entitles an entity to a Lien on such asset upon the occurrence of any contingency) other than (i) Permitted Encumbrances or Liens in favor of the Administrative Agent, (ii) customary restrictions on transferability that result in a change of control or that trigger a right of first offer or right of first refusal and (iii) negative pledge clauses contained in other senior unsecured indebtedness that is no more burdensome than the provisions included in the Loan Documents.
Notwithstanding the foregoing, to the extent that and only so long as any Acquisition Asset, Land, Operating Property or any Asset Under Development otherwise satisfies clauses (a) and (b) above but is an “Excluded Unencumbered Asset” pursuant to Section 5.10(a)(2)(ii), such Acquisition Asset, Land, Operating Property or Asset Under Development shall not be an “Unencumbered Asset.”
Notwithstanding the foregoing, a 1031 Property may constitute an Unencumbered Asset so long as: (I) the Borrower or a Wholly-Owned Subsidiary thereof leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary(ies) thereof, as applicable) and the Borrower or a Wholly-Owned Subsidiary thereof manages such 1031 Property; (II) the Borrower or a Wholly-Owned Subsidiary thereof is obligated to purchase such 1031 Property (or Wholly-Owned Subsidiary(ies) of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Wholly-Owned Subsidiary(ies) of the EAT, as applicable) (other than in circumstances where the 1031 Property is disposed of by the Borrower or any Subsidiary); (III) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly-Owned Subsidiary(ies) that owns such 1031 Property, as applicable) to the Borrower or a Wholly-Owned Subsidiary thereof, directly or indirectly (including through a QI); (IV) the applicable EAT (or Wholly-Owned Subsidiary(ies) thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by the Borrower or a Wholly-Owned Subsidiary, which loan is secured either by a mortgage on such 1031 Property and/or a pledge of all of the equity interests of the applicable Wholly-Owned Subsidiary(ies) of an EAT that owns such 1031 Property, as applicable; and (V)  such 1031 Property is not subject to any liens, claims, or restrictions on transferability or assignability of any kind other than (A) as permitted pursuant to clause (b) above, (B) the Lien of any mortgage or pledge referred to in the immediately preceding clause (IV) or (C) a negative pledge binding on the EAT in favor of the Borrower or any Wholly-Owned Subsidiary.
“Unencumbered Asset Value” means, as of any date, an amount equal to the sum of the following for the Consolidated Group (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group):
(a)    Net Operating Income from Stabilized Projects that are Unencumbered Assets for the most recent six (6) months for which the Borrower has reported results, annualized, and divided by the Capitalization Rate, plus

(b)    the then-current Book Value of Assets Under Development that are Unencumbered Assets, provided that the amount added to Unencumbered Asset Value pursuant to this clause (b) shall not exceed 10% of the total Unencumbered Asset Value, plus

(c)    the then-current Book Value of all Land that is an Unencumbered Asset, provided that the amount added to Unencumbered Asset Value pursuant to this clause (c) shall not exceed 5% of the total Unencumbered Asset Value, plus
(d)    Acquisition Assets that are Unencumbered Assets valued at the higher of their capitalization value (so long as owned for at least six (6) months) or acquisition cost, such capitalization value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent six (6) months, annualized, by (y) the Capitalization Rate, plus

(e)    the value of Non-Stabilized Projects that are Unencumbered Assets, as determined individually for each such unencumbered Non-Stabilized Project, at the then-current Book Value thereof, plus

(f)    75% of the amount of Management Fees received by the Consolidated Group for the most recent six (6) months for which the Borrower has reported results, annualized, and divided by 15%, provided that the amount added to Unencumbered Asset Value pursuant to this clause (f) shall not exceed 5% of the total Unencumbered Asset Value.

Notwithstanding anything to the contrary herein, the aggregate contributions to Unencumbered Asset Value from Unencumbered Assets that are 1031 Properties shall not exceed 5% of Unencumbered Asset Value.

“Unrestricted Cash” means all Balance Sheet Cash other than cash and Cash Equivalents held as collateral, in escrow in a bank account by a lender, creditor or contract counterparty and from like-kind exchanges.
“Unsecured Indebtedness” means all Indebtedness of any Person that is not secured by a Lien on any asset of such Person.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which all of the outstanding voting Equity Interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization of which 100% of the Equity Interests having ordinary voting power shall at the time be so owned or controlled by such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. With respect to a reference to any date, the word “from” shall mean “from and including” such date and the word “until” shall mean “until but excluding such date”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law, rule or regulation shall mean such law, rule or regulation as amended, modified, replaced or supplemented from time to time.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make a Loan (other than New Term Loans) to the Borrower on the Effective Date in the principal amount requested by the Borrower in accordance with Section 2.03 so long as such requested amount does not result in (i) the principal amount of the Loan made by such Lender exceeding its Commitment or (ii) the aggregate principal amount of all Loans made by the Lenders exceeding the total Commitments. The Commitments of the Lenders to make the Loans (other than the New Term Loan Commitments, which shall be governed by Section 2.04) shall expire on the earlier of (a) the Effective Date after such Loans are made hereunder and (b) August 31, 2017. Any portion of the Loans that is repaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing of any Class shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. So long as doing so would not result in any increased costs to which the Borrower would be responsible for under Section 2.15, each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of seven (7) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or e-mail to the Administrative Agent of a written Borrowing Request and signed by an Authorized Officer. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate principal amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)the location and account number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one (1) month. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Incremental Facility. On one or more occasions at any time after the Effective Date, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) by up to an aggregate amount not to exceed $500,000,000 for all New Term Loan Commitments. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that such New Term Loan Commitments shall be effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders or other Persons that are Eligible Assignees willing to hold the requested New Term Loan Commitments; provided that (x) any New Term Loan Commitments on any Increased Amount Date shall be in the minimum aggregate amount of $10,000,000, (y) any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment, and (z) any Lender or other Person that is an Eligible Assignee (each, a “New Term Loan Lender”) to whom any portion of such New Term Loan Commitment shall be allocated shall be subject to the approval of the Borrower and the Administrative Agent (such approval not to be unreasonably withheld or delayed), unless such New Term Loan Lender is an existing Lender.

The terms and provisions of any New Term Loan Commitments and any New Term Loans shall (a) provide that the maturity date of any New Term Loan that is a separate tranche shall be no earlier than the latest Maturity Date for any then outstanding tranches of Loans and shall not have any scheduled amortization payments, (b) share ratably in any prepayments of the existing Loans, unless the Borrower and the New Term Loan Lenders in respect of such New Term Loans elect lesser payments and (c) other than pricing or maturity date, shall have the same terms as the then outstanding tranches of Loans; provided that applicable interest rate margins, arrangement fees, upfront or other fees, and original issue discount (subject to the remaining terms of this proviso) with respect to any New Term Loan Commitments shall be determined by the Borrower and the applicable New Term Loan Lenders; provided, further, that New Term Loan Commitments may contain (x) additional or more restrictive covenants that are applicable only to periods after the latest Maturity Date of any Loans outstanding immediately prior to giving effect to such New Term Loan Commitments and (y) other terms that are reasonably acceptable to the Administrative Agent.
The effectiveness of any New Term Loan Commitments and the availability of any borrowings under any such New Term Loan Commitment shall be subject to the satisfaction of the following conditions precedent: (x) after giving pro forma effect to such New Term Loan Commitments and borrowings and the use of proceeds thereof, (i) no Default or Event of Default shall exist and (ii) as of the last day of the most recent month for which financial statements have been delivered pursuant to Section 5.01, the Borrower would have been in compliance with the

Financial Covenants that are applicable at such time; (y) the representations and warranties made or deemed made by the Borrower in any Loan Document shall be true and correct in all material respects on the effective date of such New Term Loan Commitments except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents; and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all corporate or other necessary action taken by the Borrower to authorize such New Term Loan Commitments and (B) if applicable, all corporate, partnership, member, or other necessary action taken by each Guarantor authorizing the Guaranty by such Guarantor of such New Term Loan Commitments; and (ii) if requested by the Administrative Agent, a customary opinion of counsel to the Borrower and, if applicable, the Guarantors (which may be in substantially the same form as delivered on the Effective Date and may be delivered by internal counsel of the Borrower), and addressed to the Administrative Agent and the Lenders, and (iii) if requested by any Lender, new notes executed by the Borrower, payable to any new Lender, and replacement notes executed by the Borrower, payable to any existing Lenders; provided, that, such Lender shall promptly return any existing Notes held by such Lender to the Borrower (or, if lost, destroyed or mutilated, if requested by the Borrower, a lost note affidavit in customary form and including a customary indemnity).
On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.
The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Lenders, in each case subject to the assignments contemplated by this Section.
The upfront fees payable to the New Term Loan Lenders shall be determined by the Borrower and the applicable New Term Loan Lenders.
The New Term Loan Commitments shall be effected pursuant to one or more Additional Credit Extension Amendments executed and delivered by the Borrower, New Term Loan Lenders, and the Administrative Agent, and each of which shall be recorded in the Register. Each Additional Credit Extension Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.04.
SECTION 2.05. [Reserved].

SECTION 2.06. [Reserved].

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by

12:00 noon (or 2:00 p.m., in the case of an ABR Borrowing requested on such day), New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower promptly, but in no event later than 2:00 p.m. (or 3:00 p.m., in the case of an ABR Borrowing requested on such day), New York City time, by crediting the amounts so received, in like funds, to an account of the Borrower or other account designated by the Borrower in the applicable Borrowing Request. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by an Authorized Officer.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. [Reserved].

SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such

Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by one or more promissory notes in substantially the form of Exhibit D. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note(s) and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein, unless such assignee elects not to receive a Note (in which case such assignor shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form) (or, if such promissory note is a registered note, to such payee and its registered assigns). Upon either (a) Payment in Full of the Loans evidenced by any such promissory note or (b) the assignment of such Loans and Commitments in accordance with Section 9.04 hereof, each such promissory note shall be promptly returned to the Borrower by the payee named therein at the request of the Borrower or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (except as provided in Section 2.11(b) and Section 2.16), subject to prior notice in accordance with paragraph (c) of this Section.

(b) If Borrower prepays the Loans after the Effective Date and prior to the first anniversary of the Effective Date, Borrower shall pay a prepayment premium equal to 2% of the principal amount of such Loans that are prepaid. If Borrower prepays the Loans on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date, the Borrower shall pay a prepayment premium equal to 1% of the principal amount of the Loans that are prepaid. If Borrower prepays the Loans on or after the second anniversary of the Effective Date, no prepayment premium shall be required to be paid.

(c) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or

(ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of prepayment (or such shorter times as the Administrative Agent may agree in its sole discretion). Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a specified transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the applicable Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13. Any portion of the Loans that is prepaid or repaid may not be reborrowed.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account and for the account of the Lenders, as applicable, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, all overdue Obligations (which shall include all Obligations following an acceleration under Section 7.01, including an automatic acceleration) shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR  Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and unless repaid, such Borrowing shall be made as an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), in each case in an amount that such Lender or such other Recipient deems to be material, then the Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender determines that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that such Lender shall not seek compensation under paragraphs (a) or (b) of this Section unless such Lender is making such claims from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so). The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits); provided that each such Lender shall use reasonable efforts to mitigate any such loss, cost and expense in accordance with Section 2.19. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (excluding any loss of Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the Adjusted LIBO Rate applicable at the commencement of such period, for dollar deposits of a comparable amount and period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, including, if requested by the Borrower, in reasonable detail a description of the basis for such compensation and a calculation of such amount or amounts (but excluding any confidential or proprietary information of such Lender), shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

SECTION 2.17. Payments Free of Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form 8-WBEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form 8-WBEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form 8-WBEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form 8-WBEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the

Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim (but without prejudice to the Borrower’s rights with respect to any Defaulting Lender). Any amounts received after such time on any date may, in the discretion of the Administrative

Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative

Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender requests compensation under Section 2.15, or (x) if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (y) if any Lender becomes Defaulting Lender, or (z) any Lender has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.02, requires the consent of all Lenders or each Lender affected thereby and with respect to which Lenders constituting the Required Lenders have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent if such assignee is not a Lender, which consent shall not unreasonably be withheld, (ii) subject to the Borrower’s rights with respect to Defaulting Lenders under Section 2.20 hereof, such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the

Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in or elimination of such compensation or payments, and (iv) in the case of any such assignment resulting from a Lender’s refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, for so long as such Lender is a Defaulting Lender, the Commitments and Loan Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that (i) such Defaulting Lender’s Commitments may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

SECTION 2.21. [Reserved].

SECTION 2.22. Extending Facilities.

(a) The Borrower may at any time and from time to time request that all or any portion of Loans with a like maturity date (an “Existing Loan Facility”) be converted to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Loans and to otherwise modify the terms of such Loans to the extent not prohibited in this Section 2.22 (any such Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 2.22 (an “Extension”). Any such request shall be made on a pro rata basis and on the same terms to each applicable Lender. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (which shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, provided that:

(i) all or any of the scheduled amortization payments of principal of the Extended Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal (including the maturity date) of the Loans of such Existing Loan Facility to the extent provided in the applicable Loan Extension Amendment;

(ii) the interest margins with respect to the Extended Loans may be different than the interest margins for the Loans of such Existing Loan Facility, and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Loan Extension Amendment;

(iii) the Loan Extension Amendment may provide for other covenants and terms that apply solely to any period after the latest applicable Maturity Date of the Loans being converted as in effect on the effective date of the Loan Extension Amendment immediately prior to the establishment of such Extended Loans;

(iv) no Extended Loans may be optionally prepaid prior to the date on which the Loans under the Existing Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Loans under such Existing Loan Facility; and

(v) no Extended Loans shall be entitled to the benefit of any collateral while any Existing Loan Facility is outstanding unless all outstanding Existing Loan Facilities also receive the benefit of such collateral.

Any Extended Loans converted pursuant to any Loan Extension Amendment shall be designated a separate Class of Extended Loans for all purposes of this Agreement; provided that (x) any Extended Loans converted from an Existing Loan Facility may, to the extent provided in the applicable Loan Extension Amendment, be designated as an increase in any previously established Class of Loans with respect to such Existing Loan Facility and (y) there shall not be more than three (3) tranches of Loans after giving effect to such Extension. Any Extended Loans shall constitute a separate Class of Loans from the Class of Loans from which they were converted. No Extension shall constitute a voluntary or mandatory prepayment for purposes of Sections 2.10 and 2.11. Each Extension shall become effective only with respect to the Loans of the Lenders that accept an Extension Request.
(b) The Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Loan Facility are requested to respond. No Extension Request is required to be in any minimum amount or increment; provided that the Borrower may specify as a condition to consummating any such Extension that a minimum amount (to be specified in the applicable Extension Request) of Loans be tendered (subject to waiver by the Borrower in its sole discretion). No Lender shall have any obligation to agree to have any of its Loans of any Existing Loan Facility converted into Extended Loans pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing in its sole and individual discretion to have all or any portion of its Loans under the Existing Loan Facility subject to such Extension Request converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans under the Existing Loan Facility which it has elected to request be converted into Extended Loans. In the event that the aggregate amount of Loans under the Existing Loan Facility subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans, subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Loans included in such Extension Election. It shall be a condition precedent to the effectiveness of any Extension that no Default or Event of Default shall exist on the date of the Extension Request and on the date of the Extension.

(c) Each Class of Extended Loans shall be established pursuant to an amendment (a “Loan Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender) and which may include such technical amendments to this Agreement as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower. Each Loan Extension Amendment shall be binding on the Lenders and the other parties hereto. In connection with any Loan Extension Amendment, the Borrower shall deliver a reaffirmation of the Guaranty from each Guarantor, if any, and such resolutions, certificates, opinions of counsel (including in-house opinions in lieu of opinions of outside counsel) and other documents in connection therewith as may be reasonably requested by the Administrative Agent.

(d) This Section 2.22 shall supersede any provisions in Sections 2.18 or 9.02 to the contrary.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Parent Companies and each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted, except where such failure to be in good standing of any Subsidiary of the Borrower would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, and, (b) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, partnership, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action. Each of this Agreement and the other Loan Documents to which a Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for such filings as may be required with the SEC to comply with disclosure obligations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or the Parent Companies or any order of any Governmental Authority, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or the Parent Companies or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries or the Parent Companies, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries or the Parent Companies.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, retained earnings and cash flows (i) as of and for the fiscal year ended December 31, 2016, audited by Deloitte LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2017, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since March 31, 2017, no event, development or circumstance has occurred which has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) in the case of Permitted Encumbrances or (ii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the assets included as Unencumbered Assets for purposes of the Financial Covenants most recently reported in the compliance certificate delivered pursuant to Section 4.01(c)(vii) or in a compliance certificate delivered pursuant to Section 5.01(c), satisfied, as of the Effective Date (in the case of the compliance certificate delivered pursuant to Section 4.01(c)(vii)) or the end of the fiscal period covered by such compliance certificate (in the case of a compliance certificate delivered pursuant to Section 5.01(c)), the requirements for an Unencumbered Asset set forth in the definition thereof. As of the Effective Date, the compliance certificate delivered pursuant to Section 4.01(c)(vii) sets forth a list of the Unencumbered Assets and whether such Unencumbered Asset is subject to an Eligible Ground Lease.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Litigation, Guarantee Obligations, and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any Parent Company (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (other than the Disclosed Matters and matters fully covered by insurance as to which the insurer has been notified of such action, suit or proceeding and has not issued a notice denying coverage thereof) or (ii) challenging the validity or enforceability of this Agreement, the other Loan Documents or the Transactions. As of the date of this Agreement, the

Borrower and its Subsidiaries have no material contingent obligations that are not disclosed in the financial statements referred to in Section 3.04 or listed as a Disclosed Matter.

(b) Except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability of which it is aware, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries nor any Parent Company is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of ASC 715-30 (formerly Statement of Financial Accounting Standards No. 87)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of ASC 715-30 (formerly Statement of Financial Accounting Standards No. 87)) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other written information (other than projections, other forward-looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being understood and agreed that actual results may vary materially from the projections).

SECTION 3.12. Anti-Corruption Laws and Sanctions. The Borrower, its Subsidiaries, the Parent Companies and their respective officers and employees and, to the knowledge of the Borrower, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, the Parent Companies or, to the knowledge of the Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.13. Federal Reserve Board Regulations. None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purposes of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X of the Board. No part of the proceeds of the Loans will be used for “purchasing” or “carrying” “Margin Stock” as so defined, to extend credit to others for the purpose of purchasing or carrying any Margin Stock for any purpose which violates, or which would be inconsistent with the provisions of Regulations T, U or X of the Board.

SECTION 3.14. Subsidiaries. As of the Effective Date, (a) Schedule 3.14 sets forth the name and jurisdiction of incorporation of each material Subsidiary and material Investment Affiliate of the Borrower and (b) except as disclosed on Schedule 3.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests owned by the Borrower or any Subsidiary in any Subsidiary or Investment Affiliate.

SECTION 3.15. Solvency. The Borrower and its Subsidiaries, on a consolidated basis, are, and after giving effect to the incurrence of all Loans and Obligations being incurred in connection herewith will be, Solvent.

SECTION 3.16. Status of BPG. BPG (i) is a REIT, (ii) has not revoked its election to be a REIT, (iii) has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto), and (iv) for its current “tax year” (as defined in the Code) is, and for all prior tax years subsequent to its election to be a real estate investment trust has been, entitled to a dividends paid deduction which meets the requirements of Section 857(a) of the Code.

SECTION 3.17. Insurance. The Borrower and its Subsidiaries maintain (either directly or indirectly by causing its tenants to maintain) insurance on their material real estate assets with financially sound and reputable insurance companies (or through self-insurance provisions), in such amounts, with such deductibles and covering such properties and risks as is prudent in the reasonable business judgment of the Borrower and its Subsidiaries.

SECTION 3.18. EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement or such Loan Document) that such party has signed a counterpart of this Agreement or such Loan Document.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Hogan Lovells US LLP, counsel for the Borrower and the other Loan Parties, in form and substance reasonably acceptable to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received the following items from the Borrower:

(i) Certificates of good standing for each Loan Party and the General Partner from the states of organization of such Loan Party and the General Partner, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Effective Date;

(ii) Copies of the formation documents of each Loan Party and the General Partner certified by an officer of such Loan Party or the General Partner, together with all amendments thereto;

(iii) Incumbency certificates, executed by officers of each Loan Party, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents on behalf of such Loan Party (and to make borrowings hereunder on behalf of the Borrower, in the case of the Borrower), upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv) Copies, certified by a Secretary or an Assistant Secretary of each Loan Party of the resolutions (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Loan Parties;

(v) The most recent annual audited and quarterly unaudited financial statements of the Borrower;

(vi) A Disbursement Instruction Agreement signed by an officer of the Borrower, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested; and

(vii) Compliance certificate substantially in the form of Exhibit B, executed by a Financial Officer, demonstrating compliance with the Financial Covenants on a pro-forma basis as of the Effective Date based on the financial statements for the fiscal quarter ending March 31, 2017 and after giving effect to the Transactions.

(d) The Administrative Agent shall have received all fees (including upfront fees payable to the Lenders) and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder, or satisfactory evidence that such fees and amounts will be paid out of the initial Borrowing hereunder.

(e) The Administrative Agent and the Lenders shall have received all documentation and other information about the Loan Parties as shall have been reasonably requested by the Administrative Agent or such Lender that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act.

(f) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(g) At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.
(h) Simultaneously with the making of the Borrowing on the Effective Date, the Borrower shall repay a portion of the outstanding “Tranche A Term Loans” under the Existing Credit Agreement with a portion of such Borrowing in compliance with Section 5.08.

Immediately upon the satisfaction of the foregoing conditions precedent, the Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on August 31, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V

Affirmative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, retained earnings and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and related unaudited statements of income, retained earnings and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate in the form attached hereto as Exhibit B, signed by a Financial Officer (i) (x) certifying that, to such Financial Officer’s knowledge, no Default has occurred and is continuing, or (y) specifying the details of any Default that, to such Financial Officer’s knowledge, has occurred and is continuing, and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations and computations demonstrating compliance with the applicable Financial Covenants including, without limitation, (x) a listing of the Unencumbered Assets, any new Eligible Ground Leases entered into during such quarter, and the Net Operating Income for each of the Unencumbered Assets and (y) schedules of Additional Subsidiary Indebtedness, to the extent included in such calculations and computations, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary or any applicable Parent Entity with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, and/or distributed by the Borrower or such Parent Entity to its shareholders generally, as the case may be;

(e) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request; provided that in no event shall the Borrower be required to disclose information (x) to the extent that such disclosure to the Administrative Agent or such Lender violates any bona fide contractual confidentiality obligations by which it is bound, so long as (i) such obligations were not entered into in contemplation of this Agreement or any of the other Transactions and (ii) such obligations are owed by it to a third party, or (y) as to which it has been advised by counsel that the provision of such information to the Administrative Agent or such Lender would give rise to a waiver of attorney-client privilege.

Information required to be delivered pursuant to clause (a), (b) or (d) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the Borrower or the SEC at http://www.sec.gov. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will promptly furnish the same to each Lender) prompt written notice, after an Authorized Officer becomes aware of such event, of the following events:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting the Parent Companies, the Borrower or any Subsidiary that, in the good faith judgment of the Borrower, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000; and

(d) any Environmental Liability that, in the good faith judgment of the Borrower, has, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business; REIT Status. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any Approved M&A Transaction; and provided further that this Section 5.03 shall not require the Borrower or any Subsidiary to preserve or maintain any rights, licenses, permits, privileges or franchises if the Borrower shall reasonably determine that the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to have a Material Adverse Effect. The Borrower shall cause BPG to maintain its REIT status under the Code. The Borrower shall cause the Parent Companies to own substantially all of their properties and assets and to conduct substantially all of their business activities through the Borrower.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (i) (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (ii) the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) maintain (either directly or indirectly by causing its tenants to maintain), with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities to the extent required by GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (in the presence of an officer of the Borrower), all at such reasonable times during normal business hours and as often as reasonably requested. Absent an Event of Default, such visits shall be at the expense of the Administrative Agent or such Lender.

SECTION 5.07. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for (i) the repayment of existing Indebtedness of the Borrower and its Subsidiaries consisting of the “Tranche A Term Loans” under the Existing Credit Agreement, (ii) the payment of fees and expenses incurred in connection with this Agreement, and (iii) general corporate purposes of the Borrower, including, but not limited to, the funding of acquisitions, investments, redevelopments, expansions, renovations, construction, capital expenditures and working capital needs; provided that the aggregate amount of proceeds used for the purposes described in clauses (ii) and (iii) shall not exceed $10,000,000. No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry Margin Stock, to extend credit to others for the purpose of purchasing or carrying Margin Stock, to reduce or retire Indebtedness originally incurred for such purpose for any purpose that entails a violation of Regulations T, U and X of the Board.

SECTION 5.09. [Reserved]

SECTION 5.10. Addition and Release of Guaranties.

(a) Additional Subsidiary Guaranties. If one or more direct or indirect Subsidiaries of the Borrower that owns or ground leases any Unencumbered Assets incurs any Additional Subsidiary Indebtedness, then, at the option of the Borrower, either (1) each borrower or guarantor of such Indebtedness shall become an Additional Subsidiary Guarantor hereunder within fifteen (15) days after the incurrence of such Additional Subsidiary Indebtedness or (2) (i) such Additional Subsidiary Indebtedness shall be treated as Secured Indebtedness for purposes of calculating the Financial Covenants and (ii) any Acquisition Asset, Land, Operating Property or Asset Under Development owned directly or indirectly by each borrower or guarantor of such Additional Subsidiary Indebtedness shall not be considered an “Unencumbered Asset” for purposes of calculating the Financial Covenants (any such Unencumbered Assets so excluded pursuant to this clause (ii) shall be referred to in this Agreement collectively as “Excluded Unencumbered Assets”).

(b) Instruments of Release. Unless an Event of Default has occurred and is continuing, the Administrative Agent shall, at the request and expense of the Borrower and without the need for any consent or approval by the Lenders, execute and deliver an instrument of release to evidence any release of a Guaranty described in this Section 5.10 in a form reasonably acceptable to the Borrower and the Administrative Agent.

ARTICLE VI

Negative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Financial Covenants.

(a) Public Company Financial Covenants. As of the last day of any fiscal quarter of the Borrower, the Borrower shall not permit:

(i) Maximum Leverage Ratio. Total Outstanding Indebtedness minus Balance Sheet Cash to exceed 60% of Total Asset Value; provided that such ratio may exceed 60% but shall not exceed 65% for a period of up to the first four (4) consecutive fiscal quarters of the Borrower ending after a Major Acquisition.

(ii) Minimum Fixed Charge Coverage Ratio. Total Net Operating Income minus the aggregate Capital Expenditure Reserve for each Operating Property to be less than 1.5 times Fixed Charges, all based on the most recent six (6) months for which the Borrower has reported financial results pursuant to Section 5.01, annualized.

(iii) Maximum Secured Leverage Ratio. Total Secured Indebtedness minus Balance Sheet Cash to exceed 40% of Total Asset Value.

(iv) Maximum Unsecured Leverage Ratio. Total Unsecured Indebtedness minus all Unrestricted Cash and cash from like-kind exchanges to exceed 60% of Unencumbered Asset Value; provided that such ratio may exceed 60% but shall not exceed 65% for a period of up to the first four (4) consecutive fiscal quarters of the Borrower ending after a Major Acquisition.

(b) Calculation of Financial Covenants. For purposes of calculating the Financial Covenants under this Agreement:

(i) for any period, the Financial Covenants shall be calculated based upon the most recent quarter-end financial statements of the Borrower delivered pursuant to Section 5.01, on a pro forma basis, giving effect to any asset disposition or acquisition or any incurrence, retirement or extinguishment of Indebtedness during such period, in each case, with such asset disposition or acquisition or such incurrence, retirement or extinguishment of Indebtedness being deemed to have occurred as of the first day of the period for which such Financial Covenants are being determined; and

(ii) the Financial Covenants set forth in Sections 6.01(a)(i), (ii) and (iii) with respect to any Investment Affiliate or any Non-Wholly-Owned Subsidiary shall be calculated in a manner such that only the Ownership Share of the applicable Investment Affiliate or Non-Wholly-Owned Subsidiary shall be taken into account, so that the Borrower will be credited (or debited, if applicable) with its pro rata share of the appropriate components that are included in the calculation of such Financial Covenants.

SECTION 6.02. Fundamental Changes. (a) The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their consolidated assets (including all or substantially all of the Equity Interests in the Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve; provided that, the following events shall be permitted without the consent of the Lenders: (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation (or, if the Borrower is not the survivor, the Required Lenders have consented to such transaction), (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may liquidate or dissolve or sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary may liquidate or dissolve or merge into, or sell, transfer, lease or otherwise dispose of its assets to, another Person if the Borrower determines in good faith that such liquidation or dissolution, merger or disposition is in the best interests of the Borrower, is not materially disadvantageous to the Lenders, and does not result in a Default or an Event of Default hereunder and (v) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of any Subsidiary in connection with any disposition of assets that is permitted by this Agreement; and provided further that only the approval of the Required Lenders, without the payment of any fees by the Borrower, shall be required for an Approved M&A Transaction.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related or incidental thereto.

SECTION 6.03. Restricted Payments. If an Event of Default under Section 7.01(a) or (b) has occurred and is continuing, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments in excess of the minimum amount necessary under the Code for BPG to maintain its status as a REIT and to avoid any U.S. federal income taxes on the taxable income of BPG or any tax under Section 4981 of the Code.

SECTION 6.04. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) upon fair and reasonable terms which are not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions solely between or among the Borrower and Wholly-Owned Subsidiaries, (c) transactions pursuant to agreements and arrangements described on Schedule 6.04, (d) the issuance of equity securities to Affiliates, (e) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Borrower or its Subsidiaries that are customary in the industry or are in the ordinary course consistent with past practices, (f) loans to and other investments by the Borrower or its Subsidiaries in Non-Wholly Owned Subsidiaries or any Investment Affiliate that are otherwise permitted by this Agreement, and (g) Restricted Payments permitted by Section 6.03.

SECTION 6.05. Anti-Corruption Laws and Sanctions. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any prohibited activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.06. Changes in Fiscal Periods. Unless required by a law, regulation or order of a Governmental Authority, the Borrower will not (i) permit the fiscal year of the Borrower to end on a day other than December 31 or (ii) change the Borrower’s method of determining fiscal quarters; provided that if such change is required by such law, regulation or order, the Borrower shall give the Administrative Agent and the Lenders prior written notice of such change.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default.
If any of the following events (“Events of Default”) shall occur:
(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with this Agreement and the other Loan Documents or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI or Section 5.02(a);

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue without being remedied for a period of thirty (30) days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after the expiration of all grace or cure periods (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after the giving of all notices and the expiration of all grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (x) Material Indebtedness that is Secured Indebtedness and that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, (y) regularly scheduled amortization payments with respect to Material Indebtedness or (z) customary non-default mandatory prepayments with respect to Material Indebtedness in connection with asset sales, casualty or condemnation events, equity issuances or debt issuances (provided that the failure to pay any such Indebtedness shall not constitute a Default so long as the Borrower or its Subsidiaries is diligently contesting the payment of the same by appropriate legal proceedings and the Borrower or its Subsidiaries have set aside, in a manner reasonably satisfactory to Administrative Agent, a sufficient reserve to repay such Indebtedness plus all accrued interest thereon calculated at the default rate thereunder and costs of enforcement in the event of an adverse outcome);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of BPG, the General Partner, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for BPG, the General Partner, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) BPG, the General Partner, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for BPG, the General Partner, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) BPG, the General Partner, the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) the Borrower or any Material Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money (not covered by insurance as to which the insurer has been notified of such judgment or order and has not issued a notice denying coverage thereof) in an amount which, when added to all other judgments or orders outstanding against the Borrower or any Material Subsidiary would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith;

(l) the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, a Guaranty or any other Loan Document; or this Agreement, a Guaranty or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof);

(m) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000; or

(n) a Change in Control shall occur, other than as a result of an Approved M&A Transaction;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.02. Distribution of Payments after Default. In the event that following the occurrence or during the continuance of any Event of Default, the Administrative Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any the Loan Documents, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of, all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in its capacity as such in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent and the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Administrative Agent and the Lenders against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to pay any fees or expense reimbursements then due to the Lenders from the Loan Parties;

(c) Third to pay interest then due and payable on the Loans ratably;

(d) Fourth, to prepay principal on the Loans ratably;

(e) Fifth, to payment of any amounts owing with respect to indemnification provisions of the Loan Documents;

(f) Sixth, to the payment of any other Obligation due to the Administrative Agent or any Lender; and

(g) Seventh, to the Borrower or whoever may be legally entitled thereto.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Any action taken by Required Lenders shall be binding on all Lenders and the Administrative Agent shall be required to act or refrain from acting upon instructions from Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (a) the Administrative Agent may resign at any time by notifying the Lenders and the Borrower and (b) the Required Lenders may by written notice to the Administrative Agent and the Borrower remove the Administrative Agent (i) for its gross negligence or willful misconduct as determined by a court of competent jurisdiction or (ii) if it has become a Defaulting Lender. Upon any such resignation or removal, the Required Lenders shall have the right, subject to the consent of the Borrower (so long as no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at such time), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring or removed Administrative Agent gives notice of its resignation or is removed, then the retiring or removed Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a Lender. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the

Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18(c)) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower following a Bankruptcy Event; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor compliance with the provisions hereof relating to Competitors. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Competitor or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Competitor.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at 450 Lexington Avenue, 13th Floor, New York, NY 10017, Attention of Angela Aman, Chief Financial Officer, and Steven Siegel, General Counsel (Telecopy No. (212) 869-3989);

(ii) if to the Administrative Agent, to Wells Fargo Bank, National Association, 550 South Tryon Street, Charlotte, North Carolina 28202, Attention of Loan Admin Manager (Telecopy No. (704) 410-0329; Telephone No. (704) 715-5747) and Wells Fargo Bank, National Association, 550 South Tryon Street, Charlotte, North Carolina 28202, Attention of Kristen Ray (Telecopy No. (704) 410-0329; Telephone No. (704-410-1772), with a copy to Wells Fargo Bank, National Association, Minneapolis Loan Center, 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, Attention: Loan Admin Manager (Telecopy No. (866) 972-1047; Telephone No. (612) 316-0101); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System other than as a result of willful misconduct or gross negligence by such Person as determined by a final, non-appealable order of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.20(b), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees (including the prepayment premium payable pursuant to Section 2.11(b)) payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) or Section 7.02 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) change the timing of any prepayment premium payable pursuant to Section 2.11(b) without the written consent of each Lender affected thereby, or (vii) release all or substantially all of the Guarantors from their obligations under the Guaranties (except as otherwise provided in Section 5.10), in each case, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, the Administrative Agent may, with notice to the Lenders and the prior written consent of the Borrower only, amend this Agreement or any Loan Document to correct any obvious error or any error, omission or defect of a technical or administrative nature.

Notwithstanding the foregoing, so long as either (1) no Event of Default has occurred and is continuing or (2) the Proposed Modification (as defined below) would cure all existing Events of Default, in the event that there is (x) an approval by the “Required Lenders” (as defined in the Existing Credit Agreement) of the addition of Unencumbered Assets included in Unencumbered Asset Value which does not meet one or more of the criteria for inclusion therein set forth in the Existing Credit Agreement, or (y) a proposal to modify, waive or restate, or request a consent or approval with respect to, the Existing Credit Agreement provisions (including any associated definitions) of the Existing Credit Agreement in writing (which may include a written waiver of an existing actual or potential default or event of default that is intended to be eliminated by such modification, restatement or waiver) (each of the foregoing in clauses (x) and (y), a “Proposed Modification”), then, (A) any Lender under this Agreement shall be deemed to have automatically approved the Proposed Modification hereunder of any corresponding Existing Credit Agreement provisions contained in this Agreement for purposes of determining if the requisite approvals hereunder have been obtained if such Lender or an Affiliate of such Lender approved the Proposed Modification under the Existing Credit Agreement in its capacity as a “Lender” under the Existing Credit Agreement and (B) in the case that the Lenders under this Agreement described in clause (A) above constitute the Required Lenders under this Agreement, then, unless the Borrower notifies the Administrative Agent that such Proposed Modification shall not automatically apply to this Agreement, simultaneously with the agreement to or granting of such Proposed Modification under the Existing Credit Agreement, this Agreement shall automatically be deemed modified or restated, or such waiver, consent or approval automatically granted, in a manner consistent with the Proposed Modifications under the Existing Credit Agreement, except to the extent that such modification, restatement, waiver, consent or approval requires the consent of each Lender or each Lender directly and adversely affected thereby under the terms of this Agreement. If requested by the Borrower or the Administrative Agent, the Borrower, the Administrative Agent and each approving Lender (including any Lender deemed to have approved as described above) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, including the reasonable fees, charges and disbursements of one outside counsel for the Administrative Agent and the Joint Lead Arrangers/Joint Bookrunners and their Affiliates, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender (but in such case limited to, the reasonable out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent, one counsel to the Lenders (as selected by the Required Lenders other than the Administrative Agent) and, to the extent reasonably necessary, one local counsel in each applicable jurisdiction, and, in the case of a conflict of interest, where the Persons affected by such conflict inform the Borrower in writing prior to obtaining additional counsel, one additional counsel for such Persons affected by such conflict), during the existence of an Event of Default and in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, whether brought by the Borrower, any other Loan Party or a third party; provided that (a) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from the material breach by such Indemnitee of its obligations under the Loan Documents or (y) have not resulted from an act or omission by the Borrower or its Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than a claim or dispute involving an Indemnitee in its capacity as the Administrative Agent, a Syndication Agent, a Documentation Agent or a Joint Lead Arranger) and (b) the Borrower shall not, in connection with any such losses, claims, damages, liabilities or related expenses in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (which shall be selected by the Joint Lead Arrangers/Joint Bookrunners after consultation with the Borrower) at any one time for the Indemnitees as a whole (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field, as applicable, at any one time for the Indemnitees as a whole); provided, further, that in the case of a conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict, the Borrower shall be responsible for the reasonable fees and expenses of one firm of counsel (and, if necessary, one firm of local and regulatory counsel in each appropriate jurisdiction and regulatory field) for the Indemnitees affected by such conflict. If any action, suit or proceeding is brought against any Indemnitee in connection with any claim for which it is entitled to indemnity hereunder, such indemnified person shall (i) promptly notify the Borrower in writing of such action, suit or proceeding and (ii) give the Borrower an opportunity to consult from time to time with such Indemnitee regarding defensive measures and potential settlement. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim and shall not duplicate any amounts paid under Section 2.14 or Section 2.15.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Pro-Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly, and in any event within 10 Business Days following the delivery of an invoice therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), other than as contemplated by the second proviso set forth in Section 6.02, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, any other assignee, but the Administrative Agent shall nonetheless send notice of such assignment to the Borrower; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and any Tax Forms required to be provided under Section 2.17(f); and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts at such assignee to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such participation was made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Competitors. (i) No assignment or participation shall be made to any Person that was a Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Competitor after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Competitor”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Competitor. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment or participation is made to any Competitor without the Borrower’s prior written consent in violation of clause (i) above or if any Person becomes a Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Competitor and the Administrative Agent, (A) in the case of outstanding Loans held by Competitors, purchase or prepay such Loans by paying the principal amount thereof plus accrued interest fees and other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the principal amount thereof plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Competitors to whom an assignment or participation is made in violation of clause (i) above (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Competitor will be deemed to have consented in the same proportion as the Lenders that are not Competitors consented to such matter.

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Competitors provided by the Borrower and any updates thereto from time to time (collectively, the “Competitor List”) on the Electronic System, including that portion of the Electronic System that is designated for “public side” Lenders and/or (B) provide the Competitor List to each Lender requesting the same.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18(c) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Agreement shall be deemed or operate to preclude (i) the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on any security for the Obligations (in which case any party shall be entitled to assert any claim or defense other than any objection to the laying of venue of such action or the action having been brought in an inconvenient forum but including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court), or to enforce a judgment or other court order in favor of the Administrative Agent or any Lender, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York courts decline jurisdiction over any Person, or decline (or, in the case of the Federal District court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 9.09 would otherwise require to be asserted in a legal action or proceeding in a New York court) in any such action or proceeding.

(c) Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to

(i) any assignee of or Participant in, or any prospective assignee of or Participant in (in each case, other than a Competitor), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (it being understood that the Competitor List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f) so long as such Person is not listed on such Competitor List), (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, the Loans and the Commitments.

SECTION 9.13. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower and the Guarantors that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender to identify the Borrower and the Guarantors in accordance with the Act.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Joint Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Joint Lead Arrangers, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger/Joint Bookrunner, each Joint Lead Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers/Joint Bookrunners, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger/Joint Bookrunner, any Joint Lead Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower agrees that the Borrower will not claim that any of the Administrative Agent, Joint Lead Arranger, Joint Lead Bookrunner and Lenders has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to the Borrower, in connection with any transactions contemplated hereby.

SECTION 9.17. Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with this Agreement (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the constituent partners of the Borrower or their successors and assigns (said constituent partners and their successors and assigns, for purposes of this Section, hereinafter referred to, individually and collectively, as the “BPG Partners”), and each Lender expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the BPG Partners or out of any assets of the BPG Partners, provided, however, that nothing in this Section shall be deemed to (1) release the Borrower or the other Loan Parties from any personal liability pursuant to, or from any of its respective obligations under, the Relevant Documents, or from personal liability for its fraudulent actions or fraudulent omissions, (2) release any BPG Partner from personal liability for its own fraudulent actions or fraudulent omissions in relation to which liability would otherwise exist under applicable law, (3) constitute a waiver of any obligation evidenced by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents or (4) limit the right of Administrative Agent and/or the Lenders to proceed against or realize upon any and all of the assets of the Borrower or the other Loan Parties (notwithstanding the fact that the BPG Partners have an ownership interest in and, thereby, an interest in the assets of the Borrower or the other Loan Parties) or to name the Borrower or the other Loan Parties (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against the Borrower or the other Loan Parties, any of the BPG Partners) as a party defendant in, and to enforce against all or any part of the assets of the Borrower or the other Loan Parties any judgment obtained by Administrative Agent and/or the Lenders with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Lender’s rights against the Borrower or the other Loan Parties, but not otherwise) or shall be enforced against the BPG Partners, their successors and assigns, or their assets.

SECTION 9.18. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BRIXMOR OPERATING PARTNERSHIP LP

By:	Brixmor OP GP LLC, its general partner

By:	BPG Subsidiary Inc., its sole member

	By:	/s/ Steven F. Siegel
	Name:	Steven F. Siegel
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Brixmor Term Loan Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION, individually and as
Administrative Agent

By:	/s/ Matthew Ricketts
Name:	Matthew Ricketts
Title:	Managing Director

[Signature Page to Brixmor Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brian P. Kelly
Name:	Brian P. Kelly
Title:	Senior Vice President

[Signature Page to Brixmor Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy J. Tillman
Name:	Timothy J. Tillman
Title:	Vice President

[Signature Page to Brixmor Term Loan Agreement]

BANK OF MONTREAL

By:	/s/ Kevin Fennell
Name:	Kevin Fennell
Title:	Vice President

[Signature Page to Brixmor Term Loan Agreement]

SUNTRUST BANK

By:	/s/ Nick Preston
Name:	Nick Preston
Title:	Vice President

[Signature Page to Brixmor Term Loan Agreement]

ASSOCIATED BANK, NATIONAL
ASSOCIATION

By:	/s/ Michael J. Sedivy
Name:	Michael J. Sedivy
Title:	Senior Vice President

[Signature Page to Brixmor Term Loan Agreement]

THE BANK OF NEW YORK MELLON

By:	/s/ Abdullah Dahman
Name:	Abdullah Dahman
Title:	Vice President

[Signature Page to Brixmor Term Loan Agreement]

MIZUHO BANK, LTD.

By:	/s/ John Davies
Name:	John Davies
Title:	Authorized Signatory

[Signature Page to Brixmor Term Loan Agreement]

TD BANK, N.A.

By:	/s/ Joseph Wenk
Name:	Joseph Wenk
Title:	Vice President

[Signature Page to Brixmor Term Loan Agreement]

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Steve Whitcomb
Name:	Steve Whitcomb
Title:	Senior Vice President

[Signature Page to Brixmor Term Loan Agreement]

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1. Assignor:        ______________________________
2. Assignee:        ______________________________
[and is [a Lender] [an Affiliate/Approved Fund of [identify
Lender]1] ]
3. Borrower:        Brixmor Operating Partnership LP

4. Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5. Credit Agreement:
The Term Loan Agreement dated as of July 28, 2017 among Brixmor Operating Partnership LP, the Lenders parties thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto

____________________________
1    Select as applicable.

Exhibit A - 1

6.    Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

____________________________
2    Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Loan, “Extended Loan,” etc.)
3    Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A - 2

[Consented to and]4 Accepted:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent
By_________________________________
Title:
[Consented to:]5
[NAME OF RELEVANT PARTY]
By________________________________
Title:
[NAME OF RELEVANT PARTY]
By________________________________
Title:

____________________________
4    To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5    To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

Exhibit A - 3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder) that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall

Exhibit A - 4

be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A - 5

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
For the Fiscal [Quarter][Year] ended _______________, ____
To:    Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of July 28, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Brixmor Operating Partnership LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), and Wells Fargo Bank, National Association, as the Administrative Agent.
The undersigned Financial Officer hereby certifies as of the date hereof that [he][she] is the ___________________________________ of the General Partner, and that, as such, [he][she] is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of the Borrower, and not in [his][her] personal capacity, and that:
[Use the following paragraph 1 for fiscal year-end financial statements]
1.    The Borrower has delivered the year-end audited financial statements required by Section 5.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report of an independent certified public accountant required by such section.
[Use the following paragraph 1 for fiscal quarter-end financial statements]
1.    The Borrower has delivered the unaudited financial statements required by Section 5.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP as of such date and for such period, subject to normal year-end audit adjustments and the absence of footnotes.
2.    [To the knowledge of the undersigned, no Default has occurred and is continuing.] [To the knowledge of the undersigned, the following is a list of each Default that has occurred and is continuing and the actions taken or proposed to be taken with respect thereto:]
3.    The financial covenant analyses and information set forth on the schedules attached hereto are true and correct in all material respects on and as of the date of this Certificate.
4.    [No change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement.] [The following is a list of each change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement and the effect of such change on the financial statements referred to in paragraph (1):]

Exhibit B - 1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of         ,     .
BRIXMOR OPERATING PARTNERSHIP LP

By:
Name:
Title:

Exhibit B - 2

SCHEDULE 1
Covenant Compliance
($ in 000’s)

For the Fiscal [Quarter][Year] ended ___________________, ____ (the “Statement Date”)

I.	Section 6.01(a)(i) - Maximum Leverage Ratio.

	A.	Total Outstanding Indebtedness (from Schedule 2):	$______

	B.	Balance Sheet Cash:	$______

	C.	Total Asset Value (from Schedule 2):	$______

	D.	Leverage Ratio ((Line I.A. - Line I.B) Line I.C):	____%

		Maximum permitted:	60%[6]

II.	Section 6.01(a)(ii) - Minimum Fixed Charge Coverage Ratio.

	A.	Total Net Operating Income for the most recent 6 months for which the Borrower has reported financial results, annualized:	$______

	B.	Aggregate square footage of all Operating Properties multiplied by $0.15:	$______

	C.	Fixed Charges (from Schedule 2):	$______

	D.	Fixed Charge Coverage Ratio (Line IV.A - Line IV.B) Line IV.C):	___ to 1.0

		Minimum required:	1.5 to 1.0

III.	Section 6.01(a)(iii) - Maximum Secured Leverage Ratio.

	A.	Total Secured Indebtedness (from Schedule 2):	$______

	B.	Balance Sheet Cash (from Line I.B above):	$______

	C.	Total Asset Value (from Schedule 2):	$______

	D.	Secured Leverage Ratio ((Line II.A - Line II.B) Line II.C):	____%

		Maximum permitted:	40%
[6] Ratio may exceed 60%, but shall not exceed 65% for a period of up to 4 fiscal quarters following a Major Acquisition

Exhibit B - 3

IV.	Section 6.01(a)(iv) - Maximum Unsecured Leverage Ratio.

	A.	Total Unsecured Indebtedness (from Schedule 2):	$______

	B.	Unrestricted Cash and cash from like-kind exchanges:	$______

	C.	Unencumbered Asset Value (from Schedule 2):	$______

	D.	Unsecured Leverage Ratio ((Line IV.A - Line IV.B) Line IV.C):	____%

		Maximum permitted:	60%[7]

___________________________
7 Ratio may exceed 60%, but shall not exceed 65% for a period of up to 4 fiscal quarters following a Major Acquisition

Exhibit B - 4

SCHEDULE 2
Additional Calculations
($ in 000’s)
For the Fiscal [Quarter][Year] ended ___________________(the “Statement Date”)
The calculations below have been made (i) as of the Statement Date with respect to the most recent 6 months for which the Borrower has reported financial results, annualized, and (ii) in accordance with Section 6.01(b) of the Agreement.

1.	Fixed Charges equals the sum of the following:

(a)	Total Interest Expense	$______
(b)	plus all scheduled principal payments due on Total Outstanding Indebtedness (excluding balloon payments)	$______
(c)
plus all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group (excluding (x) redemption payments or repurchases or charges in connection with the final redemption or repurchase in whole of any class of preferred stock or preferred operating partnership units and (y) catch-up dividend payments with respect to accrued payments that were included in Fixed Charges for a prior period)
$______

	Fixed Charges:	$______

2.
Total Asset Value equals the sum of the following as of the Statement Date for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):

(a)	Total Capitalization Value (from Section 4 below)	$______
(b)	plus then-current Book Value of Land	$______
(c)	plus then-current Book Value of Assets Under Development	$______
(d)	plus value of Non-Stabilized Projects (from Schedule 3), as determined individually for each Non-Stabilized Project, at the then-current Book Value thereof	$______
(e)	plus value of Mezzanine Debt Investments that are not more than 90 days past due determined in accordance with GAAP	$______
(f)	plus then-current value under GAAP of all First Mortgage Receivables	$______
(g)	minus, if the sum of (c), (d) and (e) exceeds 35% of the sum of (a) through (f), the amount of such excess	$______

	Total Asset Value:	$______

Exhibit B - 5

3.
Total Capitalization Value equals the sum of the following as of the Statement Date for the Consolidated Group and the Investment Affiliates (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group and each Investment Affiliate):

(a)
Ownership Share of Net Operating Income from Stabilized Projects of the Consolidated Group for the most recent 6 months for which the Borrower has reported financial results, annualized, divided by 6.75%
$______
(b)
plus Ownership Share of Net Operating Income from Stabilized Projects owned by Investment Affiliates for the most recent 6 months for which the Borrower has reported financial results, annualized, divided by 6.75%
$______
(c)	plus Management Fees received by the Consolidated Group for the most recent 6 months for which the Borrower has reported financial results, annualized, divided by 6.75%	$______
(d)	plus Acquisition Assets valued at the greater of (i) capitalization value[1] (so long as owned for at least 6 months) or (ii) acquisition cost	$______
(e)	minus, if the amount in (c) exceeds 5% of the sum of (a) through (d), the amount of such excess	$______

	Total Capitalization Value:	$______

4.	Total Outstanding Indebtedness equals the sum of the following, without duplication, as of the Statement Date:

(a)	Ownership Share of all Indebtedness of the Consolidated Group	$______
(b)	plus applicable Ownership Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group	$______

	Total Outstanding Indebtedness:	$______

___________________________
1 Such capitalization value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent 6 months for this the Borrower has reported financial results, annualized, by (y) 6.75%.

Exhibit B - 6

5.	Total Secured Indebtedness equals the sum of the following as of the Statement Date:

(a)	aggregate principal amount of the portion of Total Outstanding Indebtedness (from Section 5 above) that is Secured Indebtedness	$______
(b)	plus aggregate principal amount of any Unsecured Indebtedness of a Subsidiary of the Borrower that is to be treated as Secured Indebtedness in accordance with Section 5.10(a) of the Agreement	$______

	Total Secured Indebtedness:	$______

6.	Unencumbered Asset Value equals the sum of the following as of the Statement Date (in each case, in an amount equal to the Ownership Share for each member of the Consolidated Group):

(a)	Net Operating Income from Stabilized Projects that are Unencumbered Assets for the most recent 6 months for which the Borrower has reported results, annualized, divided by 6.75%	$______
(b)	plus then-current Book Value of Assets Under Development that are Unencumbered Assets	$______
(c)	plus then-current Book Value of Land that is an Unencumbered Asset	$______
(d)	plus Acquisition Assets that are Unencumbered Assets valued at the greater of (i) capitalization value[2] (if owned for at least 6 months) or (ii) acquisition cost	$______
(e)	plus Non-Stabilized Projects (from Schedule 3) that are Unencumbered Assets, as determined individually for each such unencumbered Non-Stabilized Project, at the then-current Book Value thereof	$______
(f)	plus, 75% of the amount of Management Fees received by the Consolidated Group for the most recent 6 months for which the Borrower has reported results, annualized, divided by 15%	$______
(g)	minus, if the amount in (b) exceeds 10% of the sum of (a) through (f), the amount of such excess	$______
(h)	minus, if the amount in (c) exceeds 5% of the sum of (a) through (f), the amount of such excess	$______
(i)	minus, if the amount in (f) exceeds 5% of the sum of (a) through (f), the amount of such excess	$______
(j)	minus, if the amount of Unencumbered Asset Value from Unencumbered Assets that are 1031 Properties exceeds 5% of the sum of (a) through (f), the amount of such excess	$______

	Unencumbered Asset Value:	$______

___________________________
2 Such capitalization value to be calculated by dividing (x) the Net Operating Income for such Acquisition Assets for the most recent 6 months for this the Borrower has reported financial results, annualized, by (y) 6.75%.

Exhibit B - 7

SCHEDULE 3
Non-Stabilized Projects

Exhibit B - 8

SCHEDULE 4
Unencumbered Assets

[To include a list of all Unencumbered Assets and the Net Operating Income attributable to each]

Exhibit B - 9

EXHIBIT C-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement dated as of July 28, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brixmor Operating Partnership LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17(f)(ii)(B)(3) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 201[_]

Exhibit C-1 - 1

EXHIBIT C-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement dated as of July 28, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brixmor Operating Partnership LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 201[_]

Exhibit C-2 - 1

EXHIBIT C-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement dated as of July 28, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brixmor Operating Partnership LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 201[_]

Exhibit C-3 - 1

EXHIBIT C-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Agreement dated as of July 28, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brixmor Operating Partnership LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each lender from time to time party thereto.
Pursuant to the provisions of 2.17(f)(ii)(B)(4) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 201[_]

Exhibit C-4 - 1

EXHIBIT D

EXHIBIT D
FORM OF NOTE

$[__________]    July __, 2017
FOR VALUE RECEIVED, the undersigned, BRIXMOR OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Borrower”), promises to pay, without offset or counterclaim, to the order of [_________________] (hereinafter, together with its successors in title and permitted assigns, the “Lender”) in care of the Administrative Agent to the Administrative Agent’s address at ____________________________________, or at such other address as may be specified in writing by the Administrative Agent to the Borrower, the principal sum of [_______________] Dollars ($[______________]) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Term Loan Agreement, dated as of July 28, 2017, among the Lender, the Borrower, the other lending institutions named therein and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) (as amended, restated, replaced, supplemented or modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. Unless otherwise provided herein, the rules of interpretation set forth in Article I of the Credit Agreement shall be applicable to this Note.
The Borrower also promises to pay (a) principal at the times provided in the Credit Agreement and (b) interest from the date hereof on the principal amount unpaid at the rates and times set forth in the Credit Agreement and in all cases in accordance with the terms of the Credit Agreement. Late charges and other charges and default rate interest shall be paid by Borrower in accordance with, and subject to, the terms and conditions of the Credit Agreement. The entire outstanding principal amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable in full on the Maturity Date. The Lender may endorse the record relating to this Note with appropriate notations evidencing advances and payments of principal hereunder as contemplated by the Credit Agreement. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower in the absence of manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower.
Payments of both principal and interest are to be made in the currency in which such Loan was made and as specified in the Credit Agreement in immediately available funds to the account designated by the Administrative Agent pursuant to the Credit Agreement.
This Note is issued pursuant to, is entitled to the benefits of, and is subject to the provisions of the Credit Agreement and the other Loan Documents. The principal of this Note is subject to prepayment in whole or in part without premium or penalty (except as provided in Section 2.11(b) and Section 2.16 of the Credit Agreement) in the manner and to the extent specified in the Credit Agreement. The principal of this Note, the interest accrued on this Note and all other obligations of the Borrower are full recourse obligations of the Borrower.
In case an Event of Default shall occur and be continuing, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.
The Borrower and all the parties hereto, whether as makers, endorsers, or otherwise, hereby waive presentment for payment, demand protest and notice of any kind in connection with the delivery, acceptance, performance and enforcement of this Note (except for notices expressly required by the Credit Agreement), and also hereby assent to extensions of time of payment or forbearance or other indulgences without notice.

Exhibit D - 1

EXHIBIT D

THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page to Follow]

Exhibit D - 2

EXHIBIT D

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed in its name as of the date first above written.

BRIXMOR OPERATING PARTNERSHIP LP

By: ___________________________________
Name:
Title:

Exhibit D - 3

EXHIBIT D

LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Loan Made		Interest Period (If Applicable)	Amount of Principal Repaid		Unpaid Principal Balance		Total	Notation Made By
	ABR	Eurodollar Rate		ABR	Eurodollar Rate	ABR	Eurodollar Rate

Exhibit D - 4

EXHIBIT E
FORM OF BORROWING REQUEST
Date: ____________, 201_
To:    Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Term Loan Agreement, dated as of July 28, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Brixmor Operating Partnership LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).
The undersigned hereby requests (select one):
A Borrowing of Loans

1.	On [___________], 201_ (the “Borrowing Date”) [10].

2.	In the principal amount of $________.[11]

3.	Comprised of [Eurodollar Borrowing][ABR Borrowing].

4.	For Eurodollar Borrowings: with an Interest Period of ___ months.

5.	To be wired to the following account in accordance with Section 2.07 of the Credit Agreement: [Location] [Name] [Account Number].
The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the Effective Date and after giving effect to the requested Borrowing:
The representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects on and as of the Effective Date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date); and
No Default or Event of Default has occurred and is continuing.

__________________________
10The Borrowing Date must be a Business Day.
11Subject to the exceptions set forth in Section 2.02(c) of the Credit Agreement, (1) any Borrowing of Eurodollar Loans must be in a minimum principal amount of $10,000,000 or a whole multiple of $5,000,000 in excess of that amount and (2) any Borrowing of ABR Loans must be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess of that amount.

Exhibit E - 1

If notice of the requested Borrowing was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.03 of the Credit Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE TO FOLLOW]

Exhibit E - 2

Borrower

BRIXMOR OPERATING PARTNERSHIP LP,
a Delaware limited partnership

By:
Name:
Title:

Exhibit E - 3

EXHIBIT F
FORM OF SUBSIDIARY GUARANTY

THIS GUARANTY (“Guaranty”) is executed as of [__________], by [_______________], (the “Guarantor”), for the benefit of WELLS FARGO BANK, NATIONAL ASSOCIATION, (“Administrative Agent”), in its capacity as the administrative agent for the Lenders under the Loan Agreement defined below, for the benefit of itself and such Lenders. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Loan Agreement defined below.

RECITALS

A.    Brixmor Operating Partnership LP, a Delaware limited partnership (“Borrower”), Administrative Agent and the Lenders have entered into that certain Term Loan Agreement dated as of July 28, 2017 (the “Loan Agreement”), pursuant to which the Lenders have agreed to make available to Borrower Loans and certain other financial accommodations on the terms and conditions set forth in the Loan Agreement.

B.    Pursuant to Section 5.10(a) of the Loan Agreement, Borrower has elected that the Guarantor become an Additional Subsidiary Guarantor (as defined therein).

C.    The Guarantor is a subsidiary of Borrower and will directly benefit from the Lenders’ making the Loans and other financial accommodations to Borrower.

AGREEMENT
NOW, THEREFORE, as an inducement to the Lenders to continue extending credit and other financial accommodations to Borrower, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Guarantor agrees with Administrative Agent, for the benefit of the Lenders, as follows:

Section 1. Guaranty of Obligations. The Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Administrative Agent, for the benefit of the Lenders, jointly and severally with all existing and future guarantors of the Obligations, the payment and performance of the Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. The Guarantor hereby absolutely, irrevocably and unconditionally covenants and agrees that it is liable, jointly and severally with all existing and future guarantors of the Obligations, for the Obligations as a primary obligor, and that the Guarantor shall fully perform each and every term and provision hereof. This Guaranty is a guaranty of payment and not of collection only. Administrative Agent shall not be required to exhaust any right or remedy or take any action against Borrower or any other person or entity. The Guarantor agrees that, as between the Guarantor and Administrative Agent and the Lenders, the Obligations may be declared to be due and payable for the purposes of this Guaranty notwithstanding any stay, injunction

Exhibit F - 1

or other prohibition which may prevent, delay or vitiate any declaration as regards Borrower and that in the event of a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantor for the purposes of this Guaranty. Without limiting the generality of the foregoing, the Guarantor, and by its acceptance of this Guaranty, Administrative Agent, for the benefit of the Lenders, hereby confirms that the parties intend that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to this Guaranty. In furtherance of that intention, the liabilities of the Guarantor under this Guaranty (the “Liabilities”) shall be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other person with respect to the Liabilities, result in the Liabilities of the Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal, state or foreign law for the relief of debtors. This paragraph with respect to the maximum liability of the Guarantor is intended solely to preserve the rights of the Administrative Agent, for the benefit of the Lenders, to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this paragraph with respect to such maximum liability, except to the extent necessary so that the obligations of the Guarantor hereunder shall not be rendered voidable under applicable law. The Guarantor agrees that the Obligations may at any time and from time to time exceed the maximum liability of the Guarantor without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent on behalf of the Lenders, hereunder, provided that, nothing in this sentence shall be construed to increase the Guarantor's obligations hereunder beyond its maximum liability.

Section 2. Guaranty Absolute. The Guarantor guarantees that the Obligations shall be paid strictly in accordance with the terms of the Loan Documents. The liability of the Guarantor under this Guaranty is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of any Loan Document, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, or failure to act by Administrative Agent or the Lenders with respect to, any other guaranty or support document, or any exchange, release or non‑perfection of, or failure to act by Administrative Agent or the Lenders with respect to, any collateral, for all or any of the Obligations; (c) any present or future law, regulation or order of any jurisdiction (whether of right or in fact) or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of the Obligations or any Loan Document; (d) any change in the corporate existence, structure, or ownership of Borrower; (e) without being limited by the foregoing, any lack of validity or enforceability of any Loan Document; and (f) any other setoff, recoupment, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Loan Documents or the transactions contemplated thereby which might constitute a legal or equitable defense available to, or discharge of, Borrower or a guarantor, other than the Payment in Full of the Obligations.

Exhibit F - 2

Section 3. Guaranty Irrevocable. This Guaranty is a continuing guaranty of the payment of all Obligations now or hereafter existing and shall remain in full force and effect until this Guaranty is terminated pursuant to Section 17 hereof.

Section 4. Waiver of Certain Rights and Notices. To the fullest extent not prohibited by applicable law, except as specifically provided herein, the Guarantor hereby waives and agrees not to assert or take advantage of (a) any right to require Administrative Agent or any Lender to proceed against or exhaust its recourse against Borrower, any other guarantor or endorser, or any security or collateral held by Administrative Agent (for the benefit of Lenders) at any time or to pursue any other remedy in its power before proceeding against Guarantor hereunder; (b) the defense of the statute of limitations in any action hereunder; (c) any defense that may arise by reason of (i) the incapacity, lack of authority, death or disability of Borrower, the Guarantor or any other or others, (ii) the revocation or repudiation hereof by the Guarantor or the revocation or repudiation of any of the Loan Documents by Borrower or any other or others, (iii) the failure of Administrative Agent (on behalf of the Lenders) to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Borrower or any other or others, (iv) the unenforceability in whole or in part of any Loan Document, (v) Administrative Agent's election (on behalf of the Lenders), in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code, or (vi) any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code; (d) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guaranty, and indulgences and notices of any other kind whatsoever; (e) any defense based upon an election of remedies by Administrative Agent (on behalf of the Lenders) which destroys or otherwise impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against Borrower for reimbursement, or both; (f) any defense based upon any taking, modification or release of any collateral or other guarantees, or any failure to perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Obligations; (g) any right to require marshaling of assets and liabilities, sale in inverse order of alienation, notice of acceptance of this Guaranty and of any obligations to which it applies or may apply; and (h) any rights or defenses based upon an offset by the Guarantor against any obligation now or hereafter owed to the Guarantor by Borrower; provided, however, that this Section 4 shall not constitute a waiver on the part of the Guarantor of any defense of payment. The Guarantor shall remain liable hereunder to the extent set forth herein, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of the Guarantor, until the termination of this Guaranty under Section 3.
Section 5. Reinstatement. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Lenders on the insolvency, bankruptcy or reorganization of Borrower or otherwise, all as though the payment had not been made, whether or not Administrative Agent is in possession of the Guaranty; provided, however, that no such reinstatement shall occur if this Guaranty has terminated pursuant to Section 17(b) hereof.

Exhibit F - 3

Section 6. Subrogation. The Guarantor shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guaranty or otherwise, until all the Obligations have been Paid in Full and the Loan Documents are no longer in effect. If any amount is paid to the Guarantor on account of subrogation rights under this Guaranty at any time when all the Obligations have not been Paid in Full, the amount shall be held in trust for the benefit of the Lenders and shall be promptly paid to Administrative Agent, for the benefit of the Lenders, to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Loan Documents. If the Guarantor makes payment to Administrative Agent, for the benefit of the Lenders, of all or any part of the Obligations and all the Obligations are Paid in Full and the Loan Documents are no longer in effect, Administrative Agent shall, at the Guarantor's request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of the interest in the Obligations resulting from the payment.

Section 7. Subordination. Without limiting Administrative Agent’s rights under any other agreement, any liabilities owed by Borrower to the Guarantor in connection with any extension of credit or financial accommodation by the Guarantor to or for the account of Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of Borrower to the Guarantor, if Administrative Agent so requests, shall be collected, enforced and received by the Guarantor as trustee for the Lenders and shall be paid over to Administrative Agent, for the benefit of the Lenders, on account of the Obligations but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

Section 8. Certain Taxes. The Guarantor further agrees that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for, any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country or by any political subdivision or taxing authority thereof or therein as provided in Section 2.17 of the Loan Agreement.

Section 9. Representations and Warranties. The Guarantor represents and warrants that:

(a) (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, (ii) the execution, delivery and performance of this Guaranty are within the Guarantor’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational action, (iii) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law,

Exhibit F - 4

and (iv) the execution, delivery and performance of this Guaranty by the Guarantor (A) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (B) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Guarantor or any order of any Governmental Authority, except for any violation of any applicable law or regulation that would not reasonably be expected to have a Material Adverse Effect, (C) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Guarantor or its assets, or give rise to a right thereunder to require any payment to be made by the Guarantor, except for any violation or default that would not reasonably be expected to have a Material Adverse Effect, and (D) will not result in the creation or imposition of any Lien on any asset of the Guarantor; and

(b) in executing and delivering this Guaranty, the Guarantor has (i) without reliance on Administrative Agent or any Lender or any information received from Administrative Agent or any Lender and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and Borrower, Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, Borrower or the obligations and risks undertaken herein with respect to the Obligations; (ii) adequate means to obtain from Borrower on a continuing basis information concerning Borrower; (iii) full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents; and (iv) not relied and will not rely upon any representations or warranties of Administrative Agent or any Lender not embodied herein or any acts heretofore or hereafter taken by Administrative Agent or any Lender (including but not limited to any review by Administrative Agent or any Lender of the affairs of Borrower).

Section 10. Covenants. The Guarantor will perform and comply with all covenants applicable to the Guarantor, or which Borrower is required to cause the Guarantor to comply with, under the terms of the Loan Agreement or any of the other Loan Documents as if the same were more fully set forth herein.

Section 11. Remedies Generally. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law.

Section 12. Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and to the extent permitted under Section 9.08 of the Loan Agreement, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Guarantor against any of and all the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty and although such Obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Exhibit F - 5

Section 13. Formalities. The Guarantor waives presentment, demand, notice of dishonor, protest, notice of acceptance of this Guaranty or incurrence of any of the Obligations and any other formality with respect to any of the Obligations or this Guaranty.

Section 14. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor therefrom, shall be effective unless it is in writing and signed by Administrative Agent, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of Administrative Agent to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.

Section 15. Expenses. The Guarantor shall reimburse Administrative Agent and the Lenders on demand for all costs, expenses and charges incurred by Administrative Agent and the Lenders in connection with the performance or enforcement of this Guaranty, subject, in each case, to the terms and limitations set forth in Section 9.03 of the Loan Agreement. The obligations of the Guarantors under this Section shall survive the termination of this Guaranty.

Section 16. Assignment. This Guaranty shall be binding on, and shall inure to the benefit of the Guarantor, Administrative Agent, the Lenders and their respective successors and assigns; provided that the Guarantor may not assign or transfer its rights or obligations under this Guaranty except as provided in the Loan Agreement. Without limiting the generality of the foregoing, Administrative Agent and each Lender may assign, sell participations in or otherwise transfer its rights under the Loan Documents to any other person or entity in accordance with the terms of the Loan Agreement, and the other person or entity shall then become vested with all the rights granted to Administrative Agent or such Lender, as applicable, in this Guaranty or otherwise.

Section 17.     Termination. This Guaranty and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party upon (a) the Payment in Full of the Obligations and other amounts payable under this Guaranty and the Loan Documents, or (b) the release of this Guaranty pursuant to Section 5.10 of the Loan Agreement, whereby the Administrative Agent shall, at the request and expense of Borrower and without the need for any consent or approval by the Lenders, execute and deliver an instrument to evidence any such release in a form reasonably acceptable to Borrower and Administrative Agent.

Section 18. Captions. The headings and captions in this Guaranty are for convenience only and shall not affect the interpretation or construction of this Guaranty.

Section 19. Notices. All notices or other written communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or email, as follows:

(a)    if to the Guarantor, to it at [________________________], Attention of [_______________] (Telecopy No. [_____________]); and

Exhibit F - 6

(b)    if to the Administrative Agent, to Wells Fargo Bank, National Association, 550 South Tryon Street, Charlotte, North Carolina 28202, Attention of Loan Admin Manager (Telecopy No. (704) 410-0329; Telephone No. (704) 715-5747) and Wells Fargo Bank, National Association, 550 South Tryon Street, Charlotte, North Carolina 28202, Attention of Kristen Ray (Telecopy No. (704) 410-0329; Telephone No. (704-410-1772), with a copy to Wells Fargo Bank, National Association, Minneapolis Loan Center, 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, Attention: Loan Admin Manager (Telecopy No. (___) ___-____; Telephone No. (___) ___-____).
The Guarantor and Administrative Agent may change its address or telecopy number for notices and other communications hereunder by notice to the other party. All notices and other communications given to the Guarantor or Administrative Agent in accordance with the provisions of this Guaranty shall be deemed to have been given on the date of receipt.
Section 20. Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Guaranty shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each party to this Guaranty hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, or for recognition or enforcement of any judgment, and each party to this Guaranty hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined solely in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in this Guaranty shall be deemed or operate to preclude (i) Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on any security for the Obligations (in which case any party shall be entitled to assert any claim or defense other than any objection to the laying of venue of such action or the action having been brought in an inconvenient forum but including any claim or defense that this Section 20(b) would otherwise require to be asserted in a legal action or proceeding in a New York court), or to enforce a judgment or other court order in favor of Administrative Agent or any Lender, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York courts decline jurisdiction over any Person, or decline (or, in the case of the Federal District court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 20(b) would otherwise require to be asserted in a legal action or proceeding in a New York court) in any such action or proceeding.

Exhibit F - 7

(c)    Each party to this Guaranty hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in subsection (b) above. Each party to this Guaranty hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices herein. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.
Section 21. Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
Section 22. ENTIRETY. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS EXECUTED BY THE GUARANTOR EMBODY THE FINAL, ENTIRE AGREEMENT OF THE GUARANTOR, ADMINISTRATIVE AGENT AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS EXECUTED BY THE GUARANTOR ARE INTENDED BY THE GUARANTOR, ADMINISTRATIVE AGENT AND THE LENDERS AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS HEREOF AND THEREOF, AND NO COURSE OF DEALING AMONG THE GUARANTOR, ADMINISTRATIVE AGENT AND THE LENDERS, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY OR ANY OTHER LOAN DOCUMENT EXECUTED BY THE GUARANTOR. THERE ARE NO ORAL AGREEMENTS BETWEEN THE GUARANTOR, ADMINISTRATIVE AGENT AND THE LENDERS.
Section 23. WAIVER OF RIGHT TO TRIAL BY JURY. THE GUARANTOR AND, BY ITS ACCEPTANCE HEREOF, ADMINISTRATIVE AGENT, ON BEHALF OF THE LENDERS, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THE GUARANTOR AND,

Exhibit F - 8

BY ITS ACCEPTANCE HEREOF, ADMINISTRATIVE AGENT, ON BEHALF OF THE LENDERS, EACH (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND SUCH OTHER PARTY HAVE BEEN INDUCED TO EXECUTE OR ACCEPT THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[SIGNATURE PAGE FOLLOWS]

Exhibit F - 9

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer as of the date first above written.

[GUARANTOR]

By:
Name:
Title:

Exhibit F - 10

EXHIBIT G

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

ATTACHED

Exhibit G - 1

DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: Brixmor Operating Partnership LP
Administrative Agent: Wells Fargo Bank, National Association

Loan:  Loan number 1017438 made pursuant to that certain “Credit Agreement” dated as of 7/27/2017 between Borrower, Administrative Agent, Wells Fargo Securities, LLC and Lenders, as amended from time to time

Effective Date: 7/27/2017
Check applicable box:
X	New - This is the first Disbursement Instruction Agreement submitted in connection with the Loan.
*
Replace Previous Agreement - This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;

(2)
to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and

(3)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers: Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):
N/A
If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers:  Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement Request must be listed below. Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

Direct Deposit:  Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account. Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

BRIXMOR OPERATING PARTNERSHIP LP
By: Brixmor OP GP LLC, its general partner
By: __________________________________
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.
“Receiving Bank” means the financial institution where a Receiving Party maintains its account.
“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.
“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent , Issuing Bank, Swingline Lender and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, Issuing Bank, Swingline Lender or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, Issuing Banks’s, Swingline Lender’s or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, Issuing Bank, Swingline Lender any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent, Issuing Bank, Swingline Lender nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT, ISSUING BANK, SWINGLINE LENDER OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT
WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)